EXHIBIT 10.11
execution copy

6 May 2003

SHARE PURCHASE AGREEMENT

regarding

CHIENNA B.V.

between

IsoTis N.V.

and

Octoshare B.V.

STIBBE AMSTERDAM

THIS AGREEMENT is made on the 6 day of May 2003

BETWEEN

1.

ISOTIS N.V., a public limited liability company, duly organized and existing under the laws of the Kingdom of the Netherlands with corporate seat in Amsterdam and having its office in (3723 MB) Bilthoven at the Professor Bronkhorstlaan 10 D, the Netherlands, for this purpose validly represented by Mr. Pieter Wolters, hereinafter to be referred to as “Seller”;

and

2.

OCTOSHARE B.V., a private limited liability company, duly organized and existing under the laws of the Kingdom of the Netherlands with corporate seat in Leiden and having its office in (2333 CL) Leiden at the Zernikedreef 12, the Netherlands, for this purpose validly represented by Holthuis-Bernaerts Holding B.V., for this purpose validly represented by Dr. J.J.M. Holthuis, hereinafter to be referred to as “Purchaser”;

and

3.

CHIENNA B.V., a private limited liability company duly existing under the laws of the Netherlands, with its registered seat in Amsterdam, its address at Professor Bronkhorstlaan 10 D, 3723 MB Bilthoven, for this purpose validly represented by Mr. Luc Sterkman, (hereinafter to be referred to as the “Company”).

together referred to as the “Parties” (and in the singular as “Party”)

WHEREAS

A.	Seller is a public limited company specialized in developing and manufacturing techniques and products relating to, inter alia, tissue regeneration and, in general, relating to the medical sector;

B.

On 25 June 2002 Seller incorporated the Company having an authorized share capital of EUR 90,000 (ninety thousand euro), divided into ninety thousand (90,000) shares, each share having a nominal value of 1 Euro (one euro). The issued and fully paid-up capital of the Company is EUR 19,680;

C.

As of 10 July 2002, the then managers of the Company (the “Managers”), Messrs L. Sterkman and A. Guise acquired an equity stake in the Company. Currently, Seller is the majority shareholder of the Company, holding 91.46% of the Company’s issued and outstanding share capital (being 18,000 shares) (the “Consideration Shares”) and the then Managers hold the remaining 8.54% (being 1,680 shares): Mr. Sterkman: 5.7% (1,120 shares); Mr. Guise 2.84% (560 shares). Furthermore, the Company has promised to grant options on the basis of a concept employee stock option plan to certain employees of the Company;

D.

In connection with the incorporation of the Company, on 10 July 2002 Seller and the Company executed the convertible loan agreement on the basis of which Seller provided the Company with a loan in the aggregate amount of EUR 1,000,000 (the “Loan”). The Loan bears interest (Euribor inter-bank interest for 3-months-deposits increased with

1%); is convertible into shares in the capital of the Company; and becomes payable and due on 30 June 2004;

E.

Purchaser is primarily engaged in the business of fully integrated research and development services to the pharmaceutical and biotech industry by offering formation, manufacturing and analytical expertise and capacity. OctoShare consists of three business units: OctoPlus Development, OctoPlus Technologies and OctoPlus Sciences;

F.

Seller intends to sell to Purchaser the Consideration Shares and the Loan and Purchaser wishes to Purchase the Consideration Shares and the Loan. In connection therewith, Seller and Purchaser have signed a Letter of Intent on 21 February 2003, manipulating the principles on the basis of which they negotiated the sale purchase and transfer of the Consideration Shares and the Loan;

G.	The supervisory board of IsoTis NV has declared its approval to the transfer of the Consideration Shares envisaged herein.

H.

In accordance with article 4(4) of the shareholders agreement, entered into by Seller, Messrs L. Sterkman and A. Guise and the Company on 10 July 2002 (the “Shareholders Agreement”), Seller has offered the Consideration Shares to Messer L. Sterkman and A. Guise on 21 February 2003 by registered mail referring to Purchaser’s offer as set forth in the Letter of Intent. Seller is free to transfer all the Consideration Shares because the then Managers did not exercise their right to match Purchaser’s offer.

I.	The supervisory board of Octoplus International Holding B.V. has approved the acquisition of the Consideration Shares by Octoshare without any reservation;

J.

With respect to the acquisition of the Consideration Shares by the Purchaser, both Purchaser and Seller have complied with all the applicable provisions of the SER-Merger Code (SER- Fusiegedragsregels) and the Works Council Act (Wet op de Ondernemingsraden);

NOW THEREFORE IT IS AGREED as follows:

Article 1 - Interpretation

1.1          In this Agreement including all Annexes thereto, the following terms have the meeting set forth hereafter:

“Agreement”	:	this agreement of sale and purchase of the Consideration Shares and the Loan, including all Annexes thereto;

“Annex”	:	an Annex to this Agreement;

“Annual Accounts”	:

the annual accounts of the Company, consisting of the balance sheet and profit and loss accounts together with explanatory notes of the Company) for the period starting on 1 January 2002 and ending on 31 December 2002, determined in accordance with Dutch GAAP;

“Assignment and Cross License Agreement”	:	the agreement regarding the transfer of and licenses under Seller’s and the Company’s patents and patent applications entered into by the Company and Seller on 10 July 2002;

“Business Day”	:	a day, other than a Saturday or a Sunday, on which banks are generally open for business in Amsterdam;

“BW”	:	Dutch Civil Code (Burgerlijk Wetboek);

“Closing”	:	the completion of the sale and transfer of the Consideration Shares and the Loan to Purchaser pursuant to articles 2 and 5;

“Closing Account”	:	the balance sheet of the Company for the period starting on 1 January 2003 and ending on 28 February 2003, determined in accordance with Dutch GAAP;

“Closing Account Date”	:	28 February 2003;

“Closing Date”	:

21 May 2003, or any other date agreed by the Parties on which the Closing shall occur on the understanding the Closing shall occur at least 15 days after the Signing Date in order to convene a general meeting of shareholders to obtain the necessary approval for the transfer of the Consideration Shares therefrom;

“Company”	:	Chienna B.V.;

“Company Technology”	:

(a) the Company’s technology, represented by the current patents and patent applications, as well as patents applied for within 6 months after the Closing Date unless Octoshare shows that such application is primarily based on Octoshares technology present at the Closing Date;

AND

(b) the Company’s know-how regarding technology in development and/or research as demonstrated by study plans and lab books present at then Closing Date;

“Consideration Shares”	:	the shares in the capital of the Company held by Seller being 18,000 shares representing 91.46% of the Company’s issued and outstanding share capital;

“Deed of Transfer”	:	the notarial deed of transfer of tht3 Consideration Shares, a draft of which is attached to this Agreement as Annex 1;

“Due Diligence Information”	:

the information provided to Purchaser such as but not limited to the documents, affairs, books and records of the Company as well as any such relevant information as requested from Seller (if known to it), the Managers, the Company’s officers, the Company’s other employees and the auditors of the Company;

“Due Diligence Investigation”	:	the investigation held on the instruction of Purchaser into the Company during the period from 3 March 2003 up to and including 26 March 2003;

“Dutch GAAP”	:	Dutch Generally Accepted Accounting Principles;

“Letter of Intent”	:	the letter of intent, dated 21 February 2003, entered into by Purchaser and Seller;

“Loan”	:

The convertible loan agreement entered into by Seller and the Company on 10 July 2002 on the basis of which Seller provided the Company with a convertible loan in the aggregate amount of EUR 1,000,000, convertible into shares in the capital of the Company, attached hereto as Annex  2;

“Lump Sum”	:

the non-recurrent and non-refundable fee’ in consideration of Seller’s license under Company’s patents and patent applications in the Orthopedic Field being an amount of EUR 250,000 as covered by the amended and restated assignment and cross license agreement dated 6 May 2003;

“Managers”	:	the managers of the Company;

“Net Profit”	:

the Company’s aggregate net operating results (cumulatief bedrijfsresultaat) before tax, realized during the Patent Term as from the Closing Account Date and based on Company Technology originated products without taking into account extraordinary costs and benefits and incidental costs and benefits and excluding the milestone- and access payments as referred to under article 9, all applied on a consistent basis;

“Notary”	:	the civil-law notary Mrs. C. Holding, holding office at Strawinskylaan 2001 at the office of Stibbe in Amsterdam as referred to in article 5;

“Orthopedic Field”	:

that part of the Company’s patents and patent application which relate to a therapeutic application to the musculoskeletal system, including bone, cartilage, joints, related connective tissues, ligaments, tendons and nerves as laid down in the amended and restated assignment and cross license agreement dated 6 May 2003;

“Patent Term”	:

the lifetime of the patents and/or patent applications licensed to IsoTis and/or the Company as laid down in the Assignment and Cross License Agreement, adding the period of any extension of any of these patents and/or patent application as a result of the granting of a protection certificate for medical products (Aanvullende Beschermingscertificaten) as laid down in articles 90-98 of the Dutch Patents Act 1995 (Rijksoctrooiwet 1995);

“Party”	:	a party to this Agreement; “Parties” means every Party;

“Purchase Price”	:	the purchase price referred to in article 3.1 of this Agreement;

“Purchaser”	:	Octoshare B.V.;

“Representations and Warranties”	:	the statements set forth in article 7 of this Agreement;

“Seller”	:	IsoTis N.V.;

“Service level Agreement”	:	the agreement regarding the use of Seller’s facilities and infrastructure and the providing of services by Seller to the Company entered into by the Company and Seller on 7 November 2002;

“Shareholders Agreement”	:	the agreement governing the respective obligations of the shareholders of the Company, entered into by Seller, the Managers and the Company on 10 July 2002;

“Signing Date”	:	the date on which the Agreement is signed, being 6 May 2003;

“Supply Agreement”	:	the agreement regarding the purchase and sale of PolyActiveTM entered into by the Company and Seller on 7 November 2002;

“Transfer”	:	the transfer of the Consideration Shares by means of the Deed of Transfer.

1.2	In this Agreement, unless otherwise specified:

	(a)	references to articles and Annexes are to articles of, and Annexes to this Agreement;

	(b)	references to this Agreement are also to the Annexes to this Agreement;

	(c)	references to statutory provisions are to statutory provisions which are in force at the Closing Date;

	(d)	words denoting the singular include the plural and vice versa, except where the context requires otherwise.

1.3	Headings to articles are for convenience only and do not affect the interpretation of this Agreement.

Article 2 - Sale and Purchase of Consideration Shares and the Loan

2.1

Seller hereby sells the Consideration Shares and the Loan to Purchaser, and Purchaser hereby purchases the Consideration Shares and the Loan from Seller on the terms of and subject to the conditions set forth in this Agreement.

2.2

The Parties agree that, subject to the Consideration Shares being transferred to Purchaser as set out in Article 5 below, the Consideration Shares shall be for the account of Purchaser with effect as of the Closing Account Date.

Article 3 - Purchase Price and Payment

3.1	The Purchase Price to be paid by Purchaser for the Consideration Shares and the Loan consists of 3 components as set forth in articles 3.2-3.4 below.

3.2

COMPONENT A consists of EUR 1,164,600 (one-million-one-hundred-and-sixty-four thousand-and-six-hundred euro) in cash, being EUR 1,000,000 (one-million euro) in principal for the Loan and EUR 164,600 (one-hundred-and-sixty-four-thousand-and-six hundred euro) for the Consideration Shares. This COMPONENT A shall be payable in four (4) equal quarterly instalments and increased with an annual interest of 5% to be calculated as of the Closing Date: on (1) the Closing Date; (2) 30 June 2003; (3) 30 September 2003; and (4) 27 December 2003 (the “Installment Dates”). Ultimately on the relevant Installment Dates, Purchaser shall transfer the relevant installment to bank account number 49.93.02.745 with ABN Amro-Bank in the name of IsoTis N.V. in Bilthoven. Purchaser shall transfer the first installment on the Closing Date by means of a telephonic transfer to the bank account number 41.18.32.352 with the ABN Amro Bank N.V. in the name of Stibbe Derdengelden Notariaat. The Notary will hold this part of the Purchase Price for Purchaser with the instruction to immediately transfer such amount to Seller after the Deed of Transfer has been executed; AND

3.3

COMPONENT B consists of EUR 1,653,023 (one-million-six-hundred-and-fifty-three-thousand-and-twenty-three euro), being the cash equivalent of the net current asset value of the Company as per the Closing Account Date. This COMPONENT B shall be payable in four (4) equal quarterly installments and increased with an annual interest of 5% to be calculated as of the Closing Date on the Installment Dates. Ultimately on the relevant Installment Dates, Purchaser shall transfer the relevant installment to bank account number 49.93.02.745 with ABN AMRO-Bank in the name of IsoTis N.V. in Bilthoven. Purchaser shall transfer the first installment on the Closing Date by means of a telephonic transfer to the bank account number 41.18.32.352 with the ABN AmroBank N.V. in the name of Stibbe Derdengelden Notariaat. The Notary will hold this part of the Purchase Price for Purchaser with the instruction to immediately transfer such amount to Seller after the Deed of Transfer has been executed; AND

3.4

COMPONENT C consists of a variable component of the Purchase Price with respect to future milestones and product profit sharing in accordance with the provisions set forth in articles 8 and 9 of this Agreement respectively.

Article 4 - Purchase and Sale of Hardware

4.1

Seller hereby sells and delivers (in accordance with article 3:95 BW) the computers, laptops and accessories presently used by the Company as listed in Annex 3 (the “Hardware”) to Purchaser, and Purchaser hereby purchases and accepts the Hardware from Seller at the aggregate book value of EUR 8,048 (eight-thousand-and-fourty-eight euro), which amount is to be paid by Purchaser on or prior to the Closing Date by means of a telephonic transfer to bank account number 41.18.32.352 with the ABN AMRO Bank N.V. in the name of Stibbe Derdengelden Notariaat. The Notary will hold the purchase price for Purchaser with the instruction to immediately transfer such amount to Seller after the Deed of Transfer has been executed.

4.2	At the Signing Date the Company owns and possesses the equipment, software and hardware as listed in Annex 4.

Article 5 - Transfer and Assignment

5.1

On the Closing Date Seller shall transfer title to and ownership of (de eigendom van) the Consideration Shares to Purchaser by means of the Deed of Transfer. The transfer of the Consideration Shares will be effectuated by signing the Deed of Transfer in the presence of the Notary. The Company shall acknowledge the Transfer by co-signing the Deed of Transfer. After the Transfer the shareholders’ registers of the Company shall be delivered to Purchaser, in which the Transfer shall be validly registered.

5.2

The rights and obligations accruing to Seller under the Loan are part of the present transaction and are assigned to Purchaser as of the Closing Date. This Agreement is considered as the required deed as well as the consent to assignment from the debtor (the Company) as laid down in article 6:159 BW (contractsoverneming).

5.3

Purchaser declares to be aware of the fact that the Notary is one of the partners of Stibbe in Amsterdam, which acts as the external legal adviser of Seller. With reference to the provisions of sections 19, 20, 21 and 22 of the Code of Conduct (Verordening beroeps-en gedragsregels), as determined by the general meeting of the Royal Notarial Regulatory Body (Koninklijke Notariele Beroepsorganisatie), Purchaser explicitly declares to consent to the civil-law notary’s execution of the Deed of Transfer.

Article 6 - Actions on the Closing

6.1	The Closing shall take place at the offices of Stibbe, Stibbetoren, Strawinskylaan 2001, (1077 ZZ) Amsterdam, the Netherlands, whereby the following actions shall be taken:

	(a)	confirmation that the amended and restated assignment and cross license agreement, the amended and restated service level agreement and the amended and restated supply agreement have been signed;

	(b)	confirmation by the Notary that:

		(i)	the first installment of the Purchase Price COMPONENT A as referred to in article 3.2;
		(ii)	the first installment of the Purchase Price COMPONENT B as referred to in article 3.3;
		(iii)	the purchase price for the Hardware as referred to in article 4.1; and
		(iv)	the Lump Sum as referred to in article 10

have been received;

(c)

the signing of the relevant powers of attorney to Vereenigde in connection with the registration of patents and applications transferred and licensed in accordance with and as specified in the Annexes (“CHIENNA-patents” and “ISOTIS-Patents”) to the Assignment and Cross License Agreement and the amended and restated assignment and cross license agreement as referred to in article 10.1;

	(d)	Confirmation that the domain names “chienna.nl” and “chienna.com” have been (or will be) transferred to the Company;

(e)

Delivery of the signed minutes of the meeting of shareholders (a draft of which is attached to this Agreement as Annex 3), by which (i) the general meeting of shareholders of the Company has declared its approval to the transfer of the Consideration Shares envisaged herein; (ii) a person, to be decided upon later, will be appointed as a member of the supervisory board of the Company; and (iii) Mr Pieter Wolters is dismissed from his position as member of the supervisory board of the Company and (iv) discharged from any liability for its supervision of the managing directors and their management;

	(f)	Seller shall transfer to Purchaser title to the ownership of the Consideration Shares in accordance with article 5.1 above and the Loan in accordance with article 5.2 above;

	(g)	Transfer of:

(i) the first installment of the Purchase Price COMPONENT A as referred to in article 3.2;
(ii) the first installment of the Purchase Price COMPONENT B as referred to in article 3.3; and
(iii) the purchase price for the Hardware as referred to in article 4.1;

to Seller by the Notary;

	(h)	Transfer of the Lump Sum as referred to in article 10.1, to Purchaser by the Notary;

(i)

Seller shall make available to Purchaser the shareholders’ registers of the Company in which the transfer of the Consideration Shares shall be properly recorded and signed by the management of the Company;

Article 7 - Representations and warranties, due diligence and indemnification

Representations and Warranties by Seller
7.1

Observing the close contact and the long-established business relationships between Purchaser and the Company as well as the fact that Purchaser is familiar with the Company’s business, Seller, in its capacity of shareholder of the Company, gives no representations or warranties to the Purchaser whatsoever with respect to the Consideration Shares, the Company or its business or with respect to any other matter relating to the subject matter of this Agreement or Seller’s (former) position as a shareholder in the Company, except that Seller represents and warrants to Purchaser that:

(i)

it shall report to the tax authorities with respect to the share capital tax in connection with the share premium payment dated 10 July 2002 and shall file for share capital tax exemption in accordance with the Dutch Taxes on Legal Transactions Act (Wet befastingen rechtsverkeer). Seller shall be liable and reimburse the amount of the share capital tax to the Company if such share capital tax exemption is not available;

	(ii)	the Company has been duly incorporated as a private company with limited liability; the Company has not been dissolved, merged, split up and no resolution thereto has been adopted; and the Company has not been granted a suspension of payments or declared bankrupt and no requests thereto have been filed;

(iii)

it has full power and authority to enter into this Agreement to exercise its rights hereunder and to perform its obligations hereunder, and all necessary corporate, statutory or other approvals have been outlined and any other action required to authorize the execution by it of this Agreement and the performance by it of its obligations hereunder has been properly taken; and

	(iv)	this Agreement is legally valid and binding upon Seller and enforceable in accordance with its terms;

	(v)	the Consideration Shares are fully paid-up and are free of any third-party rights;

	(vi)	it holds unlimited and unconditional legal and beneficial title to and ownership of (de eigendom van) the Consideration Shares;

(vii)

the execution of this Agreement, the exercise of its rights hereunder and the performance of its obligations hereunder by Seller do lot conflict with and/or do not constitute a violation of any terms of the articles of association or other, comparable, constituent documents of Seller, and do not constitute and will not result in a breach of any agreement to which Seller is bound;

(viii)

there is no action, lawsuit or legal proceeding or investigation pending or threatened against Seller before any court or arbitrator or any governmental body, agency or official which would in any manner adversely affect Seller’s ability to enter into or perform its obligations under this Agreement;

	(ix)	it has sufficient means to pay the amount as set forth in article 10.1 and acknowledges that no financing conditions whatsoever apply.

The Seller’s representations and warranties are given for the benefit of Purchaser only.

Representations and Warranties by Purchaser
7.2	Purchaser represents and warrants to Seller that:

(a)

Purchaser has full power and authority to enter into this Agreement, to exercise its rights hereunder and to perform its obligations hereunder, and all necessary corporate, statutory or other approvals have been obtained and any other action required to authorise the execution by it of this Agreement and the performance by it of its obligations hereunder has been properly taken; and

	(b)	this Agreement is legally valid and binding upon Purchaser and enforceable in accordance with its terms; and

(c)

the execution of this Agreement, the exercise of its rights hereunder and the performance of its obligations hereunder by Purchaser do not conflict with and/or do not constitute a violation of any terms of the articles of association or other, comparable, constituent documents of Purchaser, and do not constitute and will not result in a breach of any agreement to which Purchaser is bound; and

(d)

there is no action, lawsuit or legal proceeding or investigation pending or threatened against Purchaser before any court or arbitrator or any governmental body, agency or official which would in any manner adversely affect Purchaser’s ability to enter into or perform its obligations under this Agreement; and

(e) it has sufficient means to pay the Purchase Price as set forth in article 3 and/or any other amounts contemplated hereby and acknowledges that no financing conditions whatsoever apply.

Purchaser’s representations and warranties are given only for the benefit of Seller.

Due Diligence Investigation
7.3

Purchaser has conducted and Seller has enabled Purchaser to conduct an extensive Due Diligence Investigation into the affairs of the Company and inspected the books and records of the Company. Furthermore, Purchaser has had access to such information as requested from Seller (if known to it), the Managers, the Company’s officers, the Company’s other employees and the auditors of the Company and the Purchaser is assumed to have requested all information required for its investigations and examinations in connection with this transaction. Purchaser confirms that any and all requests for relevant information (including but not limited to the Due Diligence Information) have been satisfied in full.

Purchaser acknowledges that, for the purpose of entering into this Agreement, the outcome of all investigations referred to in this article 7.3 is completely acceptable to it and that at the Closing Date it is not aware of any fact or circumstances which might give rise to any claim (whether on account of a breach or on another ground).

Seller confirms that there are no facts or circumstances known by it, which were not disclosed and/or made accessible to Purchaser and of which Seller may assume that knowledge thereof by Purchaser is essential to it in the context of the purchase of the Consideration Shares and the Loan.

Representations and Warranties by the Company
7.4

The Company hereby certifies that it has not taken, and shall not take, any action for the annulment under Article 2:204c BW of the legal act(s) (rechtshandelingen) performed by the Company regarding the contribution of assets and liabilities in the form of share premium by Seller to the Company on 10 July 2002.

Article 8 - Milestone Payments

8.1

With reference to article 3.4, the Parties hereby agree that Seller shall receive payments from Purchaser with regard to commercial development milestone payments by other parties to Purchaser and/or the Company during a period of thirty-six (36) months as from the Closing Account Date.

8.2

Such payments to Seller shall consist of 60% of all commercial development milestone payments (i) received from the Company’s and/or Purchaser’s current and future partnerships AND (ii) based on Company Technology. If commercial development milestone payments are made by Cheil Jedang, Seller shall receive payment of 30% instead of 60% of such payments, being Seller’s relative share in the existing 50-50%

partnership with Purchaser regarding Cheil Jedang. The aggregate sum of the payments to Seller as referred to in this article 8.2 shall not exceed the amount of EUR 500,000.

8.3

In connection with such payments, Purchaser and the Company both undertake to use all reasonable endeavours to meet the commercial development milestones agreed upon with the Company’s and/or Purchaser’s current and future partnerships.

8.4

During the 36 months period, as referred to in article 8.1, Purchaser shall provide Seller with a report once every three months regarding the milestones -and payments received by Purchaser and/or the Company in connection with the commercial development based on Company Technology Seller shall receive such reports ultimately on 1 August; 1 November; 1 February and 1 May of each calendar year. For the purposes of this article 8.4, the reports shall cover the relevant preceding annual quarter (1 April-30 June; 1 July-30 September; 1 October-31 December; and 1 January-31 March). The first report shall be delivered by the Purchaser to Seller on 1 August 2003, covering the period as from the Closing Account Date until 30 June 2003. The reports given under this article 8.4 shall contain (i) a detailed list of each commercial development by the Company’s and/or Purchaser’s current and future partnerships that are based on Company technology reports: (ii) a milestone payment forecast; AND (iii) an overview of payments received by the Company and/or Purchaser. Such report shall be sufficiently detailed to enable Seller to assess and check the progress and status of the commercial development AND to verify the milestone payments to be received. Purchaser and/or the Company shall provide Seller with any further relevant information and documentation at Seller’s reasonable request.

8.5

Seller shall notify Purchaser in writing within ten (10) Business Days of receipt of such report whether or not it accepts the report and/or the relevant payable milestone payments mentioned therein. If Seller fails to notify Purchaser within this period, it is deemed to have accepted the report concerned.

8.6

Within ten (10) Business Days after receipt of Seller’s notice of acceptance of the report as set out in article 8.5; OR Parties agreement on adjustment thereof as set out in article 8.7(b); OR after receipt of the independent party’s decision on any adjustments of such report as set out in article 8.8, Purchaser shall transfer to Seller the relevant payable milestone payment(s) in full to bank account number 49.93.02.745 with ABN AMRO-Bank in the name of IsoTis N.Y. in Bilthoven, considering an annual interest of 5% upon payments that are overdue.

8.7	If Seller notifies Purchaser that it does not accept such report:

(a)

it shall, at the same time set out in such notice in writing its reasons for such non-acceptance and specify the adjustments which, in its opinion, should be made to the report and/or the relevant payable milestone payments mentioned therein; and

(b)

the Parties shall use all reasonable endeavours to meet and try to reach agreement upon the adjustments (if any) within ten (10) Business Days of Seller’s notice of non-acceptance pursuant to article 13.5 (or such other time as the Parties may agree in writing).

8.8

If the Seller and the Purchaser do not reach agreement upon the adjustments within the ten (10) Business Day period referred to in article 8.7(b) they shall refer the report in dispute and/or the relevant payable milestone payments mentioned therein, within five (5) Business Days of the ten (10) Business Day period referred to in article 8.7(b), to an independent party agreed between Purchaser and Seller, or, failing agreement within said five (5) Business Days, to be selected by the chairman of the Dutch Chamber of Commerce, whose judgment shall be final and binding. Such independent party shall make and communicate its decision within 20 Business Days of its appointment. Purchaser and Seller shall provide that independent party with all relevant information in their respective possession or control, including access at all reasonable times to the Company, the Companies employees, books, records, and other relevant information and all co-operation and assistance as may, in any such case, be reasonably required.

Article 9 - Product Profit Share

9.1

With reference to article 3.4, the Parties hereby agree that Octoshare shall annually pay IsoTis, as an advance payment, a percentage on the total Net Profit derived from Company Technology during the Patent Term (the “Profit Share”). In correction with the respective advance payments, Parties shall come to a retrospect settlement at the end of the Patent Term, based on the actual Net Profit realized.

9.2	The Profit Share shall be calculated as follows:

	(a)	20% of the total Net Profit of EUR 2 million or less;
	(b)	15% of the total Net Profit of more than EUR 2 million but less than or equal to EUR 5 million;
	(c)	10% of the total Net Profit of more than EUR 5 million but less than or equal to EUR 10 million; AND
	(d)	7.5% of the total Net Profit beyond EUR 10 million.

9.3

In connection with the Profit Share, Purchaser and the Company both undertake to use all reasonable endeavours to conduct their business as usual and in such a manner aiming at maximizing the Net Profit. For the avoidance of doubt, the Company may make investments reasonably required to support such Net Profit.

9.4

During the Patent Term, Purchaser shall provide Seller with a report once every three months specifying the total Net Profit derived from Company Technology. For the avoidance of doubt, each calendar year Purchaser and/or the Company shall provide Seller with the following: three-month figures as per 31 March on 1 July; half-year figures as per 30 June on 1 October; again three-month figures as per 30 September on 1 January and annual figures as per 31 December on 1 April. For the purposes of this article 9.4, the first report shall be delivered by the Purchaser to Seller on 1 July 2003, covering the period as from the Closing Account Date until 30 June 2003. The report given under this article 9.4 shall contain the figures pertaining and specifying the turnover and profit based on Company Technology. Such report shall be sufficiently detailed to enable Seller to assess and check the business and the sales figures regarding Company Technology AND to verify the Profit Share to be received. Purchaser and/or the Company shall provide Seller with any further relevant information and documentation at Seller’s reasonable request.

9.5

Seller shall notify Purchaser in writing within ten (10) Business Days of receipt of the report concerned whether or not it accepts such report. If Seller fails to notify Purchaser within this period, it is deemed to have accepted the report concerned.

9.6

Within ten (10) Business Days after receipt of Seller’s notice of acceptance of the report containing the annual figures as set out in article 9.4; OR Parties agreement on adjustment thereof as set out in article 9.7(b); OR after receipt of the independent party’s decision on any adjustments of such report as set out in article 9.8, Purchaser shall transfer to Seller the relevant payable Profit Share to bank account number 49.93.02.745 with ABN AMRO-Bank in the name of IsoTis N.V. in Bilthoven, considering an annual interest of 5% upon payments that are overdue.

9.7	If Seller notifies Purchaser that it does not accept such report:

	(a)	it shall, at the same time set out in such notice in writing its reasons for such no acceptance and specify the adjustments which, in its opinion, should be made to the report; and

(b)

the Parties shall use all reasonable endeavours to meet and try to reach agreement upon the adjustments (if any) within ten (10) Business Days of Seller’s notice of non-acceptance pursuant to article 9.5 (or such other time as the Parties may agree in writing).

9.8

If the Seller and the Purchaser do not reach agreement upon the adjustments within the ten (10) Business Day period referred to in article 9.7(b) they shall refer the report in dispute and/or the relevant payable milestone payments mentioned therein, within five (5) Business Days of the ten (10) Business Day period referred to in article 9.7(b), to on an independent party agreed between Purchaser and Seller, or, failing agreement within said five (5) Business Days, to be selected by the chairman of the Dutch Chamber of Commerce, whose judgment shall be final and binding. Such independent party shall make and communicate its decision on adjustment(s) of the report confirmed within 20 Business Days of its appointment. For the purpose of such decision, Purchaser and Seller shall provide the appointed independent party with all relevant information in their respective possession or control, including access at all reasonable times to the Company, the Companies employees, books, records, and other relevant information and all co-operation and assistance as may, in any such case, be reasonably required.

Article 10 - Orthopedic Rights

10.1

Seller and the Company shall execute the amended and restated assignment and cross license agreement on or prior to the Signing Date, which effectively replaces the (former) Assignment and Cross License Agreement as of its effective date regarding inter alia the grant of the exclusive, royalty free license for use in the Orthopedic Field, with a right to sublicense, to Seller against payment of the Lump Sum.

Article 11 - Amended and restated service level agreement and supply agreement

11.1

In connection with the acquisition of the Consideration Shares and the Loan in accordance with this Agreement, Parties agreed to amend and restate the Service Level Agreement and the Supply Agreement. On or before the Signing Date, Seller and the Company shall promptly execute the amended and restated service level agreement regarding the use of Seller’s facilities and infrastructure and services rendered by Seller after the Closing Date.

11.2

In relation to the Service Level Agreement and the rights and obligations arising there from, Seller hereby declares that, up to the Closing Account Date, it has invoiced all fees and costs due by the Company with respect to making available the Infrastructure and Services as well as fees and costs due with respect to the Additional Costs and costs for Chienna Only Services as defined in the Service Leve1 Agreement.

11.3

On or before the Signing Date, Seller and the Company shall execute the amended and restated supply agreement in substitution of the Supply Agreement, regarding the purchase and sale of PolyActive and the use of the trademark PolyActive after the Closing Date.

Article 12 - No solicitation

12.1

Seller covenants and agrees that within a period of six months after the Closing Date they shall not actively solicit any of the employees working for the Company at the Closing Date, without the prior written consent of Purchaser.

Article 13 - No rescission or avoidance

13.1

Parties explicitly waive their rights to rescind (ontbinden) or avoid (vernietigen) this Agreement, except for its right to invoke section 44 of book 3 BW in the event of duress, fraud or undue influence. Purchaser also explicitly waives its right to invoke sections 17,21 and 23 of book 7 Dutch Civil Code and section 258 of book 6 Dutch Civil Code after the Closing Date.

Article 14 - Costs

14.1

Each Party shall bear its own costs and expenses made or incurred in relation to the negotiations and the preparation, execution and carrying into effect of this Agreement. The costs with respect to the Deed of Transfer shall be born by Purchaser.

Article 15 - Entire Agreement, amendment

15.1

This Agreement contains the entire Agreement among the Parties with respect to the purchase and sale of the Shares and this Agreement supersedes all earlier agreements, either verbally or in writing, between the Parties, including the Letter of Intent.

15.2	This Agreement can only be amended by a written agreement between the Parties.

Article 16 - Miscellaneous

16.1	If a Party fails to exercise any right under this Agreement, or delays in exercising a right, such failure or delay shall not operate as a general waiver of that right.

16.2

If any provision of this Agreement should be invalid or in any other way unenforceable, such provision shall be ineffective only to the extent of such unenforceability or invalidity and shall in no way affect the enforceability or validity of the remainder of such provision nor of the other provisions of this Agreement. In such event the Parties shall after mutual consultation amend such provision and replace the invalid or unenforceable provision by a provision that resembles the invalid or unenforceable provision as closely as possible.

16.3

At the request of Seller, Purchaser shall sign all documents and execute all other instruments and undertake and perform all acts necessary for the fulfillment of its obligations arising from this Agreement and vice versa.

16.4

None of the Parties may assign any of its rights and or transfer any of its obligations under this Agreement, either in whole or in part to any third party, except that Seller and Purchaser may transfer their rights under this Agreement to one of their group companies.

Article 17 - Notices

17.1	Any notice required to be delivered to the Parties or the Company pursuant to this Agreement shall be in writing and sent by regular mail or by telefax to the addresses set forth below:

To Purchaser:
Name	:	Octoshare B.V.
Address	:	Zernikedreef 12, 2333 CL Leiden
For the attention of	:	Joost Holthuis
Telephone	:	071-524 4 044
Telefax	:	071-524 4 043

To Seller:
Name	:	IsoTis N.V.
Address	:	Professor Bronkhorstlaan 10 D, 3723 MB
Bilthoven
For the attention of	:	Pieter Wolters
Telephone	:	030-229 5 229
Telefax	:	030-228 0 255

To the Company:
Name	:	Chienna B.V.
Address	:	Professor Bronkhorstlaan 10 D, 3723 MB
Bilthover
For the attention of	:	Luc Sterkman
Telephone	:	030-229 5 254
Telefax	:	030-229 5 255

or to such other address or representative as a Party or the Company may notify the other Parties of in the manner set forth above.

Article 18 - Governing Law and Competent Court

18.1	This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

18.2

Any dispute arising out of or in connection with this Agreement shall be exclusively settled the competent court in Amsterdam, The Netherlands, without prejudice to the right of appeal to the Supreme Court.

Thus made up and signed in Bilthoven on 6 May, 2003.

ISOTIS N.V.		OCTOSHARE B.V.

/s/ PIETER WOLTERS		/s/ JOOST HOLTHUIS

By:	Mr. Pieter Wolters
Title:	managing director	By:	Holthuis-Bernaerts Holding B.V.
Mr. Joost Holthuis
		Title:	CEO

CHIENNA B.V.

/s/ LUC STERKMAN

By:	Mr. Luc Sterkman
Title:	managing director